Exhibit 10.4

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THE SECURITIES SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE SECURITIES OFFERED BY THE COMPANY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

CONVERTIBLE PROMISSORY NOTE (“Note”)

$30,000.00 Date of Note: June 26, 2013

FOR VALUE RECEIVED, GTXO Corp. 117 W. 9th St., Suite 1214, Los Angeles, CA 90015 (“GTXO” or “Payor”) promises to pay to the order of BCM Lending, LLC, or its assigns (“Holder”) the principal sum of THIRTY THOUSAND AND NO/00 ($30,000) DOLLARS plus interest of fifteen percent (15%) per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until this Note is paid in full, which payment is due one (1) year from the Date of Note (“Term”). The obligations of this Note are due in full June 25, 2014 (the “Maturity Date”).

1. Repayment. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest and thereafter to principal. Payor may prepay this Note at any time without penalty although the interest for the entire Term shall be due at the time of repayment notwithstanding early repayment.

2. Place of Payment. All amounts payable hereunder shall be payable to Holder at the address it specifies to Payor in writing at the time of repayment.

3. Conversion.

(a)	Automatic Conversion. All amounts of principal unpaid hereunder shall automatically be converted into shares of common stock, $0.0001 par value, of GTXO common stock (“Common Stock”) at the then effective “Conversion Rate” (as defined herein) upon the sale of all or substantially all, of the assets of the Payor, or the merger, consolidation or liquidation of Payor where the Payor is not in control of the merged, consolidated or liquidated entity or other change in control of the Payor (except for mergers such as those used to effect changes in the state of incorporation or a conversion of the Payor to another legal entity) (any such event, a “Change in Control”). Immediately upon such conversion, Holder shall surrender this Note to Payor against delivery of that number of shares of Common Stock of Payor equal to the quotient of (x) the outstanding principal balance due and owing under this Note on the Conversion Date, divided by (y) the Conversion Rate as stated in 3(c).
(b)	Optional Conversion by Holder. All or any portion of the principal amount due and owing under this Note may be converted at the option of Holder into fully paid and non-assessable shares of Common Stock of GTXO at any time prior to the Maturity Date upon three (3) days written notice. No optional conversion may be made if Holder is aware of, or if Payor notified Holder within fifteen (15) days of its conversion election, any event that would require a conversion under section 3(a) above. The Holder may elect to convert in increments of less than 9.9% of the issued and outstanding common shares of GTXO. GTXO shall give the option to the Holder to convert any amount exceeding 9.9% prior to such a conversion.
(c)	Number of Shares of Stock Converted and Conversion Rate. Upon any conversion of all or any portion of the Note contemplated in sections 3(a) or (b) above, the principal amount designated by Holder shall be converted into that number of shares of Common Stock determined by dividing (i) the principal amount so elected to be converted by Holder, by the (ii) then applicable Conversion Rate. If the conversion is pursuant to section 3(b) and is prior to the Maturity Date or if the conversion is on the Maturity Date, then clause (i) of this section will include all interest due for the Term. If a partial conversion by Holder occurs, Holder shall surrender this Note in exchange for a new Note providing for the payment on the Maturity Date of all remaining principal and interest due and owing subsequent to the optional conversion. As used herein, the term “Conversion Rate” shall mean thirty five percent (35%) discount to the five (5) day average closing price per share. At such time as such conversion has been effected, the rights of the Holder of this Note will cease with respect to the principal (and interest if applicable) converted.
(d)	Adjustments to Conversion Rate for Certain Events. The Conversion Rate shall be subject to adjustment if the number of outstanding shares of Common Stock of Payor is increased by a stock dividend, split-up or by a subdivision of equity. In such cases, the Conversion Rate shall be appropriately decreased so that the number of shares issuable on conversion of this Note shall be increased in proportion to such increase of outstanding shares of Common Stock.
(e)	Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of this Note. In lieu of issuing any fractional shares, Payor shall pay to the Holder in cash any remainder resulting after the number of whole shares is determined as a result of the conversion.

4. Use of Proceeds. This Note represents the debt owed to Holder and will be used for general business purposes of the Payor including expansion of its business.

5. Due Authorization. The Payor has the full power and authority to execute and deliver this Note and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery (or filing or adoption, as the case may be), and performance by the Payor of this Note have been duly authorized. This Note is a valid and binding agreement of the Payor, enforceable against the Payor in accordance with its terms, except as limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and by equitable principles in any action (legal or equitable) and by public policy.

6. Waiver. Payor waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

7. Attorney’s Fees. If Payor defaults in the payment of principal or interest due on this Note,

Holder shall be entitled to receive and Payor agrees to pay all reasonable costs of collection incurred by Holder, including, without limitation, reasonable attorney’s fees for consultation and suit.

8. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Any action brought to enforce or interpret this Note shall be brought in the courts located in Minneapolis, Minnesota.

9. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successors of Payor and shall extend to any Holder hereof. Holder may assign this Note (or any proceeds therefrom).

10. No Security or Guaranty. This Note is meant to be an unsecured obligation of Payor and shall not be guaranteed by any third party.

11. Event of Default. Each Payor, endorser, and guarantor waives demand, notice of nonpayment and demand. If any payment due is not made and remains unpaid for ten (10) days, it is in default hereof. Any such payment in default shall bear interest at eighteen percent (18%) per annum. In the event of default hereunder, the entire unpaid balance hereof shall, at the option of the Holder, become due and payable upon demand. All costs and fees (including reasonable fees and disbursements of legal counsel) incurred by the Holder as the result of any default by anyone liable hereunder or as the result of any collection effort by the Holder shall also be due and owing to the Holder. Failure to exercise any right shall not be deemed a waiver of the right to exercise the same at any subsequent date, or event.

IN WITNESS WHEREOF, the Payor has duly executed this Note as of the date first written above.

GTX Corp.

__/s/ Patrick Bertagna______________________________

Name/Title: Patrick Bertagna, Chairman, President and CEO

BCM Lending, LLC

__/s/ Jack Brewer_______________________

Name/Title: Jack Brewer, CEO

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